Docusign Envelope ID: 2A021176-D65C-43F4-87FF-7C06C0947386

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND REGISTRATION OR QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED PURSUANT TO AN EXEMPTION UNDER SUCH ACT AND SECURITIES LAWS.

INSURETEK INC.

CONVERTIBLE PROMISSORY NOTE

$250,000.00	August 31, 2024

FOR VALUE RECEIVED, InsureTEK Inc., a Delaware corporation (the “Company”) promises to pay to Denali Systems, Inc., a Wyoming corporation (“Holder”), a wholly owned subsidiary of Himalaya Technologies, Inc. (“HMLA”), or his/her/its/their permitted assigns, the principal sum of up to Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Principal Balance”) as such funds are loaned to the Company according to the schedule in Section 2 below, together with interest from the date of this Convertible Promissory Note (this “Note”) on the unpaid Principal Balance from time to time outstanding at a rate equal to zero percent (0%) per annum until the Principle Balance is fully funded and thereafter at a rate of seven and one-half percent (7.5%) (subject to Section 11 below); provided that the interest rate during any time in which there is an Event of Default (as defined below) shall be fifteen percent per annum; in both cases computed on the basis of the actual number of days elapsed and a year of 365 days. This Note is issued pursuant to that certain Convertible Note Purchase Agreement dated as of the date hereof by and among the Company, Holder and the other parties named therein (as amended, modified or supplemented, the “Note Purchase Agreement”). This Note and such other Notes issued pursuant to the Note Purchase Agreement are sometimes referred to herein as the “Notes,” and Holder and the holders of the other Notes are sometimes referred to herein as the “Holders.”

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

1.                  Certain Definitions. As used in this Note, the following capitalized terms have the meanings set forth below. Capitalized terms used herein and not defined shall have the meanings given to them in the Note Purchase Agreement:

(a)	“Act” shall mean the Securities Act of 1933, as amended.

(b)                “Change of Control” means (a) a sale or transfer of all or substantially all of the assets of the Company in any transaction or series of related transactions with a third party, (b) a sale or transfer of the Company’s outstanding capital stock having more than 50% of the total voting power of the Company, or (c) any merger, consolidation or reorganization to which the Company is a party, except for a merger, consolidation or reorganization in which the Company is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of the Company’s outstanding capital stock (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization will

Docusign Envelope ID: 2A021176-D65C-43F4-87FF-7C06C0947386

own immediately following the merger, consolidation or reorganization an amount of the Company’s outstanding capital stock (on a fully-diluted basis) having more than 50% of the total voting power of the Company; provided that the issuance of equity securities by the Company solely for the purpose of obtaining operating capital shall not be deemed a Change of Control transaction.

(c)	“Event of Default” has the meaning given in Section 6 hereof.

(d)                “Lien” shall mean, with respect to any property, any security interest, mortgage, lien, pledge, charge, easement, reservation, restriction, any similar rights of any third party or other encumbrance in, of, or on such property or the income therefrom.

(e)               “Material Adverse Effect” shall mean a material adverse effect on (i) the Company or its business, assets, prospects, affairs operations, financial or other condition or results of operations; (ii) the ability of the Company to pay or perform the Obligations in accordance with the terms of this Note and to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default; or (iii) the rights and remedies of Holder under this Note, the Note Purchase Agreement or any related document, instrument or agreement.

(f)                 “Next Round Preferred Equity” shall mean the preferred equity in the Company sold by the Company in a Qualified Financing.

(g)                “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money) owed by the Company to Holder, now existing or hereafter arising under or pursuant to the terms of this Note or the Note Purchase Agreement, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code, as amended from time to time, including post-petition interest, and whether or not allowed or allowable as a claim in any such proceeding.

(h)                “Person” means any individual, corporation, partnership, limited liability company, business trust, joint venture, joint stock company, trust, unincorporated organization or other entity or any government authority.

(i)	“Preferred Stock” means any capital stock senior to the Company’s common stock.

(j)                 “Qualified Financing” means a financing in a single or a series of related transactions with the principal purpose of raising capital, pursuant to which the Company sells Preferred Stock to one or more cash purchasers for proceeds of not less than five million dollars ($5,000,000) in the aggregate (exclusive of any amounts converted under this Note and the other Notes and any other convertible notes or other monetary obligations which are converted in connection with the Qualified Financing, including the issuance of Other Debt to Mastec (both as defined below)).

2.                  Disbursement and Maturity. The principal loaned to the Company shall be loaned and disbursed in accord with the following schedule: (a) the initial disbursement of principal in the amount of

$25,000 shall be made on December 1, 2024; and (b) on the first day of each month commencing on January 1, 2025 Holder shall disburse the greater of $15,000 or 25% of any capital investment received by Holder until such time as the Holder has disbursed $250,000 in total principle. Unless converted as provided in Section 4, principal and any accrued but unpaid interest under this Note and any other amounts payable hereunder, shall be due and payable upon demand by Holder at any time twenty-four (24) months after the

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date on which the full $250,000 in Principal Balance is disbursed to Company; provided, however, that all principal and accrued interest under this Note shall be due and payable immediately upon the consummation of a Change of Control (the date of such demand or Change of Control, the “Maturity Date”). Notwithstanding the foregoing, the entire unpaid principal amount of this Note, together with accrued and unpaid interest thereon and other amounts due hereunder, shall become immediately due and payable upon an Event of Default specified in clauses (d) and (e) of the definition thereof; provided, however, that upon the consummation of a Change of Control prior to the conversion of this Note pursuant to Section 4, the Holder shall receive consideration in an amount equal to one and a half (1.5) times the Principal Balance.

3.                  Payment; Prepayment. All payments of principal, interest and any other amounts (other than by conversion) hereunder shall be made in lawful money of the United States of America and in immediately available funds at such place as Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to amounts due other than principal and interest, then to the accrued interest then due and payable and then the remainder applied to principal. This Note may not be prepaid without Holder’s prior written consent. All payments by the Company under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatsoever, unless the obligation to make such deduction or withholding is imposed by law.

4.	Conversion.
(a)	Automatic Conversion.

(i)                 Qualified Financing. In the event the Company consummates a Qualified Financing prior to the payment or conversion in full of all principal and accrued interest under this Note, then this Note shall be automatically converted into such number of shares of the Next Round Preferred Equity as is obtained by dividing the unpaid principal amount and accrued but unpaid interest outstanding under the Notes by a price per one share of the Next Round Preferred Equity equal to the lesser of (i) 20% discount to equity raise of over one million dollars; (2) the 20 day moving average closing bid price of HMLA common stock; or (3) a $50 million fully diluted equity valuation with a floor to conversion of .001.

. The Preferred Stock issued upon conversion of this Note shall have all of the organic and contractual rights, preferences, privileges and obligations and, except for the conversion of this Note in lieu of payment of cash for the Preferred Stock and as otherwise specified herein, shall be issued in accordance with the same terms and conditions as the securities offered in the Qualified Financing. Notwithstanding the foregoing, the “original purchase price” or similar term, and all rights, preferences and privileges associated therewith, of such Preferred Stock issued upon conversion of this Note shall be based on the dollar amount per share of Preferred Stock actually converted hereunder (and not on the purchase price per share of Preferred Stock sold in such Qualified Financing paid by other investors in the Qualified Financing). Additionally, in connection with the foregoing automatic conversion, Holder shall also receive any other securities, such as warrants to purchase units of limited liability company interest of the Company, to be issued to the investors in the Qualified Financing in addition to the Preferred Stock. In conjunction with such conversion, Holder shall become a party to, and shall execute all applicable Qualified Financing documentation; provided, however, that the terms of such documents shall be no less favorable to Holder than to the purchasers in the Qualified Financing.

(ii)	Optional Conversion.

At any time after the issuance date of the Note, but prior to the Maturity Date, the Holder shall have the option to convert all (and not less than all) of the unpaid principal balance of the Note into the shares of common stock of the Company, such that the Holder shall own two percent (2%) of the fully-diluted stock of the Company (assuming conversion and exercise of all convertible securities, including this Note, and

Docusign Envelope ID: 2A021176-D65C-43F4-87FF-7C06C0947386

issuance of all securities reserved for issuance under any equity incentive plan) immediately prior to the closing of such conversion. Any accrued and unpaid interest through the date of this optional conversion shall be paid by the Company in cash no later than on the Maturity Date.

(b)	Conversion Procedure.

(i)                 Conversion Pursuant to Section 4(a). The Company shall give Holder of this Note prompt notice of any Qualified Financing prior to the consummation thereof. Upon the date of automatic conversion of this Note, the Principal Balance plus accrued and unpaid interest thereon through the date of conversion shall be converted without any further action by Holder and whether or not the Note is surrendered to the Company. The Company shall not be obligated to issue certificates evidencing the Preferred Stock issuable upon conversion unless this Note is delivered to the Company, or Holder notifies the Company that this Note has been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any damages incurred by it in connection with such loss, mutilation or destruction. The Company shall, at its sole cost and within five (5) business days after such delivery, or such agreement and indemnification, issue and deliver certificates representing the number of fully paid and non-assessable shares of Preferred Stock into which the Note converts in accordance with the provisions herein (bearing such legends as are required by the Qualified Financing documents, the Company’s organizational documents and applicable state and federal laws in the reasonable opinion of counsel to the Company), if such Preferred Stock is to be certificated, and any other securities and property to which Holder is entitled upon such conversion under the terms of this Note. The Company shall take all action necessary and appropriate to designate and authorize a sufficient number of shares of Preferred Stock (and Common Stock issuable upon conversion thereof) to be issued in the event of a conversion pursuant to this Section 4(b)(i). The conversion shall be deemed to have been made immediately upon the consummation of the Qualified Financing.

(ii)               In case of a conversion pursuant to Section 4(a)(ii), Holder agrees to execute a joinder to the Stockholder Agreement between the Company and its shareholders.

5.                  Effect of Conversion. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note.

6.                  Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)	The Company shall fail to pay any amounts due hereunder when due;

(b)                A material breach by the Company of any other term or provision of this Note or of any representation or warranty made by the Company in this Note; provided, however, Holder shall first provide written notice of such breach, and the Company shall be afforded thirty days to cure such breach to the reasonable satisfaction of Holder;

(c)                A material breach by the Company of any representation, warranty or covenant of the Company the Note Purchase Agreement or the Master Services Agreement dated as of the date hereof by and between the Company and the Holder; provided, however, Holder shall first provide written notice of such breach, and the Company shall be afforded thirty days to cure such breach to the reasonable satisfaction of Holder; or

(d)                The filing of a petition in bankruptcy or under any similar insolvency law by the Company, the making of an assignment for the benefit of creditors by the Company, the commencement of any proceeding against the Company seeking any bankruptcy reorganization, arrangement, composition,

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readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation and such petition is not dismissed within forty-five (45) days after the filing thereof, or within forty-five

(45) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company, or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

Upon the occurrence of an Event of Default, the unpaid principal balance and all interest accrued thereon shall automatically be due and payable immediately, without notice from or other action by the Holder.

The Holder shall have all rights and remedies available to it upon any Event of Default. Notwithstanding the foregoing, all amounts past due shall continue to accrue interest at the interest rate applicable to this Note until all obligations under this Note are paid in full.

7.                  Rights of Holder upon Default. If an Event of Default occurs, the Company shall provide written notice thereof to Holder within five (5) Business Days. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Sections 6(d) and 6(e)) and at any time thereafter during the continuance of such Event of Default, the Majority Investors may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note Purchase Agreement to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 6(d) and 6(e), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note Purchase Agreement to the contrary notwithstanding.

8.                  Waiver and Amendment. Any term of this Note may be amended or waived only with the written consent of the Company and the Majority Investors. Any amendment or waiver effected in accordance with this Section 8 shall be binding upon the Company and each Holder, regardless of whether he, she or it has given its written consent. Notwithstanding the foregoing, (a) if any amendment or waiver materially and adversely treats one or more Holders in a manner that is disproportionate to such treatment of all other Holders solely with respect to the Notes, such amendment or waiver shall also require the written consent of Holders disproportionately treated, and (b) no amendment or waiver of this Note shall change the principal amount outstanding without the consent of Holder. This Section 8 may not be amended without the written consent of the Company and all Investors.

9.                  Successors and Assigns. Subject to the restrictions on transfer described in Section 10 below, the rights and obligations of the Company and Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

10.              Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be made and effective as set forth in Section 12 of the Note Purchase Agreement.

11.              Default Rate; Usury. During any period in which an Event of Default has occurred and is continuing, the Company shall pay interest on the unpaid principal balance hereof at the lesser of 15% per annum or a rate per annum equal to the highest rate allowable under applicable law. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

Docusign Envelope ID: 2A021176-D65C-43F4-87FF-7C06C0947386

12.              Subordination. This Convertible Promissory Note between Denali Systems, Inc., a subsidiary of Himalya Technologies, Inc. and InsureTEK, Inc. is subordinate to any existing Convertible Promissory Notes signed by Insuretek, Inc. prior to the date first stated above.

13.              Coordinated Action. Notwithstanding anything herein or the Note Purchase Agreement to the contrary, Holder may not institute any action to collect this Note or any other action with respect to this Note or the Obligations without the prior written consent of the Majority Investors. The Majority Investors may designate a single Holder to institute any such action on behalf of all Holders, and Holder agrees and acknowledges that such designated Holder shall serve as the representative of all Holders in a single action. Such Holder shall be indemnified and held harmless from and against any and all costs, expenses, fees and liabilities which it may incur in connection with pursuing such action, and shall have no liability whatsoever to the other Holders for any actions taken or omitted in good faith in connection therewith. Any Holder taking action in contravention of this Section 13 shall indemnify the Company, its directors, officers and representatives for all losses, costs and expenses (including attorneys’ fees) incurred in connection therewith.

14.              Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will (at its expense) make and deliver in lieu of such Note a new Note of like tenor.

15.              Saturdays, Sundays, Holidays. If any date that may at any time be specified in this Note as a date for the making of any payment of principal or interest under this Note shall fall on Saturday, Sunday or on a day which in Nashville, Tennessee, shall be a legal holiday, then the date for the making of that payment shall be the next subsequent day which is not a Saturday, Sunday, or legal holiday.

16.              Counterparts; Facsimile Signatures. This Note may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Note and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the same counterpart. The exchange of copies of this Note and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

17.              Governing Law. Any unresolved controversy or claim arising out of or relating to this Note, except as (i) otherwise provided in this Note, or (ii) any such controversies or claims arising out of any party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Note and who is chosen by the AAA. The arbitration shall take place in Nashville, Tennessee, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Rules of the Court of Chancery of the State of Delaware, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record

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all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled. Each of the Company and Holder consents to personal jurisdiction for any equitable action sought in the U.S. District Court located in Nashville, Tennessee or any court of the State of Tennessee having subject matter jurisdiction. Each party waives any right to trial by jury in any action or proceeding relating to this Note or any other matter contemplated in or relating to this Note.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has caused this Convertible Promissory Note to be executed and issued as of the date first written above.

INSURETEK INC.

By:	Name: Michael P. Murphy

Title: President

Acknowledged and Agreed as of the date first set forth above: Denali Systems, Inc.

By: Name: John Conklin

Its: President

Himalaya Technologies, Inc.

By: Name: Vikram Grover

Its: CEO